Exhibit 99.(k)

ALISON RYAN

AVP & Managing Assistant General Counsel II

Phone: 949-219-3268

Alison.Ryan@pacificlife.com

April 18, 2025

Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 9266

RE:	Pacific Life Insurance Company

Pre-Effective Amendment No.1 to Registration Statement on Form N-4

File No. 333-283568

Dear Sir/Madam:

I have acted as counsel to Pacific Life Insurance Company (“Pacific Life”) in connection with the preparation and filing of the Registration Statement on Form N-4, filed by Pacific Life of Pacific Life Insurance Company with the Securities and Exchange Commission, under the Securities Act of 1933, as amended.

I have examined or caused to be examined the Registration Statement, including all related documents and exhibits, and reviewed such questions of law and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

1.  Pacific Life has been duly organized under the laws of the State of Nebraska and is a validly existing corporation.

2.  The Contracts have been duly authorized by Pacific Life and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of Pacific Life, except as limited by bankruptcy and insolvency laws affecting the right of creditors generally.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

By: /s/ Alison Ryan

Alison Ryan

Assistant Vice President & Managing Assistant General Counsel II